Exhibit 21.1

TRAVEL + LEISURE CO.
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization
RCI General Holdco 2, LLC	Delaware
RCI, LLC	Delaware
Sierra Deposit Company, LLC	Delaware
Travel + Leisure Resort Development, Inc.	Delaware
Travel + Leisure Resort Network, LLC	Delaware
Travel + Leisure Consumer Finance, Inc.	Delaware
Wyndham Resort Development Corporation	Oregon
Wyndham Vacation Resorts, Inc.	Delaware

Omitted from the list are the names of subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as defined in SEC Regulation S-X.

Exhibit 21.1
(continued)

TRAVEL + LEISURE CO.
CORPORATION ASSUMED NAMES REPORT

Entity Name	Assumed Name
Wyndham Resort Development Corporation	Eddie Bauer Adventure Club
Resort at Grand Lake
Seventh Mountain Resort
The Lazy River Market
Trendwest Resorts
Travel Services
WorldMark by Wyndham
Worldmark by Wyndham Travel

Wyndham Vacation Resorts, Inc.	Club Wyndham Travel
Delicious Destinations
Desert Blue Resort
Fairfield Durango
Fairfield Resorts
Fairfield Vacation Club
Pagosa Lakes Realty
Resort Finanical Services
Select Timeshare Realty

Travel + Leisure Operations, Inc. (formerly Wyndham Worldwide Operations, Inc.)	Travel + Leisure Co.
Women on Their Way
Wyndham Green
Wyndham Worldwide Strategic